PROFIT SHARING AGREEMENT

This Profit Sharing Agreement (the "Agreement") is entered into as of 9/10/2020 by and between IKON SUPPLIES LLC having its principal place of business located at 250 E. 40th St. Suite. 39C New York, NY 10016 ("IKON") and HAWKEYE SYSTEMS having its principal place of business located at 6605 Abercorn Street Ste 204 Savannah GA 31405 ("HAWKEYE"), both of whom agree to be bound by this Agreement.

WHEREAS, IKON and HAWKEYE desire to enter into an arrangement whereby IKON and HAWKEYE will share the profits realized from the sale of the DEMETECH N95 Respirator Masks according to the terms and conditions herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises made by the parties hereto, IKON and HAWKEYE (individually, each a "Party" and collectively, the "Parties") covenant and agree as follows:

TERM.

This Agreement shall last into perpetuity unless mutually agreed termination by both parties.
. TERMS & CONDITIONS.

- Both parties agree that IKON has remitted funds to HAWKEYE in the amount of Two Hundred and Fifty Thousand Dollars ($250,000.00) with the condition that the payment was made to acquire a 50% profit share in the sale of the Product after paying back the lead investor One Million and Five Hundred Thousand Dollars ($1,500,000.00) as per the mutually agreed schedule below:

- Both parties agree that the fund(s) remitted to HAWKEYE by IKON has been applied as a deposit from the Two Million Dollars ($2,000,000.00) deposit that HAWKEYE remitted to Demetech.

- Both parts agree that the $250,000.00 remittance from IKON to HAWEYE shall be paid back on a pro-rata basis to IKON with the condition that the first Two Million Dollars ($2,000,000.00) in sales will be divided between IKON and HAWKEYE until the $2,000,000.00 deposit is paid back/recovered in full as per the schedule below:

a) 12.5% shall be paid to IKON and
b) 87.5% shall be paid to HAWKEYE

Both parties agree that after the $2,000,000.00 deposit is paid back/recovered in full the profits the next $300,000 will go to Steve Hall and thereafter all profit will be shared evenly between IKON and HAWKEYE.

INDEPENDENT CONTRACTOR.

The Parties agree that the Parties shall be considered independent contractors and not agents or employees of the other Party. Neither Party shall have authority to make any statements, representations or commitments of any kind, nor to take any action which shall be binding on the other Party, except as may be expressly provided for herein or authorized in writing.

NO MODIFICATION UNLESS IN WRITING.

No modification of this Agreement shall be valid unless in writing and agreed upon by both Parties.

ENTIRE AGREEMENT.
This Agreement represents the full understanding of the Parties and shall supersede all previous oral or written agreements regarding the subject matter herein.

APPLICABLE LAW.

This Agreement and the interpretation of its terms shall be governed by and construed in accordance with the laws of the State of Georgia and subject to the exclusive jurisdiction of the federal and state courts located in Savannah GA.

IN WITNESS WHEREOF, each of the Parties has executed this Consulting Agreement, both Parties by its duly authorized officer, as of the day and year set forth below.

IKON SUPPLIES LLC

Rahmeen Farudi ______ Title

HAWKEYE SYSTEMS

CEO

Corby Marshall ______ Title

6-12-20